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                                                                      EXHIBIT 11


                              GB FOODS CORPORATION
                       CALCULATION OF EARNINGS PER SHARE
                    (In thousands except per share amounts)
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                                            Three Months Ended June 30.    Six Months Ended June 30,
                                            ----------------------------   --------------------------
                                                1997           1996           1997           1996
                                            ------------   -------------   -----------   ------------

EARNINGS PER SHARE
------------------

     Net income (loss)                       $    256         $    (74)      $   355        $   (316)
                                             ========         ========       =======        ========

     Weighted average number
      of shares outstanding during
      the period                                6,440            6,417         6,440           6,355

     Incremental common shares
      attributable to exercise of
      outstanding options and warrants            500                0           500               0
                                             --------         --------       -------        --------

       Total shares                             6,940            6,417         6,940           6,356
                                             ========         ========       =======        ========

        Earnings (loss) per share            $    .04         $   (.01)      $   .05        $   (.05)
                                             ========         ========      ========        ========

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